EXHIBIT 99.1
PRESS RELEASE

Contact Information: Kite Realty Group Trust Dan Sink, Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Investors/Media: Adam Chavers Vice President of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Reports
Fourth Quarter and Full Year 2010 Results
Highlights

Operations

•
Funds From Operations (FFO) was $0.11 per diluted common share for the fourth quarter of 2010 and $0.42 per diluted common share for the year ended December 31, 2010.  Excluding a write-off of deferred financing costs related to the payoff of the Company’s unsecured term loan, FFO for the full year would have been $0.43 per diluted common share.

•	138 new and renewal leases for 1.1 million square feet were executed during 2010 for aggregate cash rent spreads of 5.1%.

•
Anchor leases were executed in the fourth quarter with Urban Outfitters at Eddy Street Commons, Toys “R” Us/Babies “R” Us at South Elgin Commons II, Arhaus Furniture and BGI Fitness at Rivers Edge, and, subsequent to the end of the quarter, Ross Stores at South Elgin Commons II.

Balance Sheet

•
The Company issued 2.8 million shares of 8.25% Series A Cumulative Redeemable Perpetual Preferred Stock for net proceeds of $67.5 million, a portion of which was used to pay off its $55 million unsecured term loan.

•	KRG share of total outstanding debt (net of cash) to EBITDA was 9.1x at the end of the fourth quarter compared to 10.3x at the end of the prior quarter.

•	Including events subsequent to year-end, the Company has retired or refinanced approximately 50% of 2011 debt maturities, leaving $75 million of 2011 maturities.

Development and Acquisitions

•	Completed Eddy Street Commons development and Coral Springs Plaza redevelopment and transitioned them to the operating portfolio.

•	Commenced construction on Whole Foods at Cobblestone Plaza in Pembroke Pines, Florida and the South Elgin Commons II project in Chicago, Illinois.

•	Subsequent to the end of the quarter, the Company acquired the remaining 40% interest in The Centre in Carmel, Indiana.

•	Subsequent to the end of the quarter, the Company acquired a Lowe’s Foods-anchored shopping center in Wilmington, North Carolina for $3.5 million.

Indianapolis, Ind., February 16, 2011 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its fourth quarter and year ended December 31, 2010.  Financial statements and exhibits attached to this release include results for the three and twelve months ended December 31, 2010 and 2009.

Financial and Operating Results

For the three months ended December 31, 2010, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $7.8 million, or $0.11 per diluted share, for the Kite Portfolio compared to $8.7 million, or $0.12 per diluted share, for the same period in the prior year.  The Company’s allocable share of FFO was $7.0 million for the three months ended December 31, 2010 compared to $8.0 million for the same period in 2009.

For the twelve months ended December 31, 2010, FFO for the Kite Portfolio was $30.3 million, or $0.42 per diluted share, compared to $28.7 million, or $0.48 per diluted share, for the prior year.  FFO for 2010 includes the write off of deferred loan fees of $191,000 in connection with the early payoff of the Company’s unsecured term loan and FFO for 2009 includes a non-cash impairment charge of $5.4 million.  Excluding the loan fee write-off, 2010 FFO was $0.43 per diluted share.  FFO in 2009, as adjusted for the impairment charge, was $0.57 per diluted share.  While FFO increased $1.6 million between years, FFO per diluted share declined primarily as a result of the issuance of 28.75 million common shares in the Company’s May 2009 equity offering.  The Company’s allocable share of FFO was $26.9 million for the year ended December 31, 2010 compared to $24.9 million for 2009, an increase of $2.0 million.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties, and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The Company believes presenting FFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results.  For informational purposes, the Company also has provided FFO adjusted for the impairment charge recorded in September 2009 and for the write off of deferred loan fees, as discussed above.  The Company believes this supplemental information provides a meaningful measure of its operating performance.  A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the fourth quarter of 2010 was $25.9 million, down from $29.3 million for the same period in 2009.  This decrease reflects a decline in construction volume of $3.1 million.  Net loss attributable to Kite Realty Group Trust was $1.2 million for the fourth quarter of 2010 compared to net income in the prior year of $0.6 million.  This change is primarily attributable to higher depreciation expense of $0.9 million and higher interest expense and preferred share dividends of $0.9 million.

The Company’s total revenue for the twelve months ended December 31, 2010 decreased from $115.3 million to $101.4 million, a decline of $13.9 million, of which $12.6 million related to lower construction volume and $1.0 million related to reduced gains on land and outlot sales.  The net loss attributable to Kite Realty Group Trust for the year ended December 31, 2010 was $8.6 million, compared to a net loss of $1.8 million in 2009.  This change between years reflects increased depreciation expense of $7.6 million, including $5.2 million recorded in connection with the 2010 redevelopment of three retail properties, higher interest expense and preferred share dividends totaling $1.6 million and lower net-of-tax construction margins of $0.9 million.  Also influencing the change between years were the 2009 non-cash impairment charge of $4.8 million and the $1.5 million gain in 2009 from the consolidation of The Centre operating property.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer, said "2010 was a year of significant activity for the company.  We leased over one million square feet during the year which increased our overall occupancy by over 200 basis points while achieving cash rent spreads of approximately 5%.  We continued to make progress de-levering the Company by issuing perpetual preferred shares and paying off our unsecured term loan.  We expect our ratio of debt to EBITDA to continue to improve throughout 2011 as a result of our 2010 leasing efforts.  Despite the difficult environment, we were able to successfully complete Eddy Street Commons at Notre Dame and our Coral Springs, Florida redevelopment and add these high-quality projects to the operating portfolio."

Operating Portfolio
Eddy Street Commons at Notre Dame was substantially completed and transitioned to the operating portfolio.  As of the end of the quarter, the retail component of this property was 85.3% leased following the execution of an anchor tenant lease with Urban Outfitters, and the office component was 90.5% leased.

Coral Springs Plaza was also completed and transitioned to the operating portfolio.  The former Circuit City-anchored center in Coral Springs, Florida was successfully redeveloped and is 100% leased to Toys “R” Us / Babies “R” Us.

As of December 31, 2010, the Company owned interests in 53 retail operating properties totaling approximately 8.0 million square feet.  The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 92.2% leased as of December 31, 2010, unchanged from the end of the prior quarter.

In addition, the Company owns four commercial operating properties as well as the office component of Eddy Street Commons, totaling 581,400 square feet.  As of December 31, 2010, the owned net rentable area of the commercial operating portfolio was 94.8% leased, compared to 95.5% at the end of the prior quarter.  The combined retail and commercial operating portfolio leased percentage was unchanged from the previous quarter at 92.5%.

On a same property basis, the leased percentage of 55 same store operating properties increased approximately 200 basis points to 92.5% at December 31, 2010 from 90.6% at December 31, 2009.  Same property net operating income for these properties decreased 0.1% in the fourth quarter of 2010 compared to the same period in the prior year.  Same property net operating income decreased 1.3% for the full year 2010 compared to 2009.

Leasing Activities

During the fourth quarter of 2010, the Company executed a combined 34 new and renewal leases totaling approximately 189,800 square feet.  New leases were signed with 27 tenants for approximately 162,600 square feet of GLA.  These leases represent a 10.6% positive cash rent spread.  A total of 7 leases for 27,200 square feet were renewed during the quarter.  Five of these renewals were completed at flat or positive rent spreads.  Combined with two negative spread renewals, rental rates for all renewals decreased approximately 7.7%.

For the year, the Company executed a combined 138 new and renewal leases totaling approximately 1.1 million square feet.  New leases were signed with 89 tenants for approximately 543,900 square feet of GLA.  These leases represent a 9.8% positive cash rent spread.  A total of 49 leases for 556,600 square feet were renewed during the year.  Rental rates for these renewals decreased approximately 3.5% compared to previous rents.

Also during the quarter, 12 tenants commenced paying rent, including anchor tenants Toys “R” Us / Babies “R” Us at Coral Springs Plaza and Ulta Salon at Boulevard Crossing.

Development Activities

As of December 31, 2010, the Company owned interests in two in-process development projects that are expected to total approximately 260,700 owned square feet upon completion.  The total estimated cost of these projects is approximately $68.2 million, of which approximately $55.5 million had been incurred as of December 31, 2010.  The Company also has four properties in its redevelopment pipeline representing a total of approximately 479,200 square feet with an estimated $30.2 million expected to be spent on redevelopment costs.

During the fourth quarter, the Company commenced construction on its Rivers Edge redevelopment project.  When completed, this property is expected to contain 127,400 total square feet and include anchor tenants Nordstrom Rack, Buy Buy Baby, Container Store, Arhaus Furniture and BGI Fitness.

Construction of Whole Foods at Cobblestone Plaza in Pembroke Pines, Florida commenced during the fourth quarter, and the tenant is expected to take possession of the store in the second half of 2011.

During the quarter, construction commenced at South Elgin Commons II located near Chicago, Illinois. We executed a lease with Toys “R” Us / Babies “R” Us for 58,000 square feet prior to the end of the quarter, and with Ross Stores for 25,000 square feet in January 2011.  This 128,000 square foot project is currently 100% leased and is anticipated to open in the fourth quarter of 2011.  The Company is in negotiations for project-specific construction financing for this development.  Non-owned anchor Target Corporation and owned LA Fitness are currently open and operating.

Financing Activities

In December, the Company issued 2,800,000 shares of its 8.25% Series A Cumulative Redeemable Perpetual Preferred Stock.  The total net proceeds from the offering were approximately $67.5 million.  In conjunction with the offering, the Company retired its $55 million unsecured term loan which had a maturity date of July 2011.

The remaining net proceeds and a draw under the Company’s line of credit were used to pay off the $18.3 million loan encumbering International Speedway Square in Daytona, Florida.  This 230,000 square foot power center is 94.1% leased and has been temporarily contributed to the revolving line of credit unencumbered collateral pool.  The Company is in receipt of a term sheet and expects to secure long term financing for this asset in the first half of 2011.

In October, the Company exercised the one-year extension option on its $200 million unsecured revolving line of credit.  The maturity date for the facility is now February 2012.

In January 2011, the Company entered into a five-year construction loan to fund the redevelopment of Rivers Edge in Indianapolis, Indiana.  The floating-rate loan carries an interest rate of LIBOR plus 3.25% through January 2013 then reduces to LIBOR plus 3.00% through the January 2016 maturity date.

In February 2011, the Company extended the maturity date of a $3.5 million loan on a commercial asset leased to the State of Indiana.  The loan has a new maturity date of February 2014 at a rate of LIBOR plus 3.25%.

Including the activity subsequent to the end of the quarter, the Company has extended, refinanced, or retired nearly 50% of its 2011 debt maturities since the end of the third quarter of 2010.

Subsequent Events

On February 11, 2011, the Company acquired a 52,000 square foot, 91.4% leased retail shopping center in Wilmington, North Carolina.  This center was acquired in an off-market transaction for a purchase price of $3.5 million.  This center is anchored by a 46,000 square foot Lowe’s Foods.  This asset was acquired as a redevelopment opportunity.

On February 4, 2011, the Company completed the acquisition of the remaining 40% interest in The Centre from its joint venture partners and assumed all leasing and management responsibilities.  The Centre is an 81,000 square foot shopping center located in Carmel, Indiana, a suburb of Indianapolis.  The purchase price was approximately $2.3 million, including the repayment of a $700,000 loan made by the Company.

Distributions

On December 17, 2010, the Board of Trustees declared a quarterly common share cash distribution of $0.06 per common share for the quarter ended December 31, 2010 payable to shareholders of record as of January 6, 2011.  This distribution was paid on January 13, 2011.  The Board of Trustees anticipates declaring a quarterly cash distribution for the quarter ending March 31, 2011 later in the first quarter.

On February 15, 2011, the Board of Trustees declared a quarterly preferred share cash distribution of $0.48697917 per preferred share covering the distribution period from December 7 to March 1, 2011 payable to shareholders of record as of February 22, 2011.  This distribution will be paid on March 1, 2011.

2011 Earnings Guidance

The Company currently expects FFO for the year ending December 31, 2011 to be within a range of $0.40 to $0.45 per diluted share and diluted net income (loss) to be within a range of ($0.05) to $0.00 per diluted common share. Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.

While other factors may impact FFO and net earnings, the Company’s 2011 guidance is based primarily on the following assumptions:

•	Includes the full year $.03 per common share dilutive impact of the December 2010 perpetual preferred equity offering;
•	Portfolio leased percentage ranging from 92% to 93.5% at December 31, 2011;
•	An increase in same property net operating income ranging from 0.0% to 1.5%;
•	An interest rate environment consistent with the current forward yield curve for one month LIBOR and the 10-year US Treasury note;
•	Transactional FFO and lease term fees ranging from $0.01 to $0.03 on a pretax basis;
•	General and administrative expense ranging from approximately $5.7 million to $6.0 million;
•	$5 million to $25 million of operating property acquisitions; and
•	No material disposition activity.

The Company’s 2011 guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Following is a reconciliation of the range of 2011 estimated diluted net income per share to estimated diluted FFO per share:

Guidance Range for 2011	Low	High
Diluted net income per share	($0.05)	$0.00

Depreciation and amortization of consolidated and unconsolidated entities	0.45	0.45
Diluted FFO per share	$0.40	$0.45

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Thursday, February 17th at 2:00 p.m. eastern time.  A live webcast of the conference call will be available online on the Company’s website at www.kiterealty.com.  The dial-in numbers are (800) 901-5218 for domestic callers and (617) 786-4511 for international callers (passcode 41383501).  In addition, a telephonic replay of the call will be available until May 17, 2011.  The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 96076222).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  The Company owns interests in a portfolio of operating retail properties, retail properties under development and operating commercial properties.

Safe Harbor

This press release contains certain statements that are not historical fact and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including, without limitation: national and local economic, business, real estate and other market conditions, particularly in light of the recent recession; financing risks, including the availability of and costs associated with sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust (“REIT”) for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; risks related to the geographical concentration of our properties in Indiana, Florida and Texas; and other factors affecting the real estate industry generally.  The Company refers you the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2010	December 31, 2009
Assets:
Investment properties, at cost:
Land	$228,707,073	$226,506,781
Land held for development	27,384,631	27,546,315
Buildings and improvements	780,038,034	736,027,845
Furniture, equipment and other	5,166,303	5,060,233
Construction in progress	158,636,747	176,689,227
	1,199,932,788	1,171,830,401
Less: accumulated depreciation	(152,083,936)	(127,031,144)
	1,047,848,852	1,044,799,257
Cash and cash equivalents	15,394,528	19,958,376
Tenant receivables, including accrued straight-line rent of $9,113,712 and $8,570,069, respectively, net of allowance for uncollectible accounts	18,204,215	18,537,031
Other receivables	5,484,277	9,326,475
Investments in unconsolidated entities, at equity	11,193,113	10,799,782
Escrow deposits	8,793,968	11,377,408
Deferred costs, net	24,207,046	23,703,901
Prepaid and other assets	1,656,746	2,183,214
Total Assets	$1,132,782,745	$1,140,685,444

Liabilities and Equity:
Mortgage and other indebtedness	$610,926,613	$658,294,513
Accounts payable and accrued expenses	32,362,917	32,799,351
Deferred revenue and other liabilities	15,399,002	19,835,438
Total Liabilities	658,688,532	710,929,302
Commitments and contingencies
Redeemable noncontrolling interests in the Operating Partnership	44,115,028	47,307,115
Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 2,800,000 and no shares issued and outstanding	70,000,000	—
Common Shares, $.01 par value, 200,000,000 shares authorized 63,342,219 shares and 63,062,083 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	633,422	630,621
Additional paid in capital	448,779,180	449,863,390
Accumulated other comprehensive loss	(2,900,100)	(5,802,406)
Accumulated deficit	(93,447,581)	(69,613,763)
Total Kite Realty Group Trust Shareholders’ Equity	423,064,921	375,077,842
Noncontrolling Interests	6,914,264	7,371,185
Total Equity	429,979,185	382,449,027
Total Liabilities and Equity	$1,132,782,745	$1,140,685,444

-  -

Kite Realty Group Trust
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue:
Minimum rent	$18,067,685	$18,000,595	$71,836,417	$71,612,415
Tenant reimbursements	4,319,215	4,750,543	17,666,443	18,163,191
Other property related revenue	1,769,649	1,678,577	5,065,169	6,065,708
Construction and service fee revenue	1,746,947	4,855,122	6,848,073	19,450,789
Total revenue	25,903,496	29,284,837	101,416,102	115,292,103
Expenses:
Property operating	4,887,479	4,821,688	17,691,738	18,188,710
Real estate taxes	2,347,560	3,110,577	12,044,966	12,068,903
Cost of construction and services	1,598,958	4,233,332	6,142,042	17,192,267
General, administrative, and other	1,480,980	1,435,172	5,372,056	5,711,623
Depreciation and amortization	9,290,845	8,283,015	40,732,228	32,148,318
Total expenses	19,605,822	21,883,784	81,983,030	85,309,821
Operating income	6,297,674	7,401,053	19,433,072	29,982,282
Interest expense	(7,219,072)	(6,567,135)	(28,532,440)	(27,151,054)
Income tax (expense) benefit of taxable REIT subsidiary	(31,932)	(7,236)	(265,986)	22,293
Income (loss) from unconsolidated entities	48,477	—	(51,964)	226,041
Non-cash gain from consolidation of subsidiary	—	—	—	1,634,876
Other income	44,985	98,191	231,178	224,927
(Loss) income from continuing operations	(859,868)	924,873	(9,186,140)	4,939,365
Discontinued operations:
Operating loss from discontinued operations	—	(18,614)	—	(732,621)
Non-cash loss on impairment of real estate asset	—	—	—	(5,384,747)
Loss from discontinued operations	—	(18,614)	—	(6,117,368)
Consolidated net (loss) income	(859,868)	906,259	(9,186,140)	(1,178,003)
Net loss (income) attributable to noncontrolling interests	74,227	(262,982)	915,310	(603,763)
Dividends on preferred shares	(376,979)	—	(376,979)	—
Net (loss) income attributable to Kite Realty Group Trust	$(1,162,620)	$643,277	$(8,647,809)	$(1,781,766)

(Loss) income per common share – basic and diluted
(Loss) income from continuing operations attributable to Kite Realty Group Trust common shareholders	$(0.02)	$0.01	$(0.14)	$0.07
Loss from discontinued operations attributable to Kite Realty Group Trust common shareholders	—	(0.00)	—	(0.10)
Net loss attributable to Kite Realty Group Trust common shareholders	$(0.02)	$0.01	$(0.14)	$(0.03)

Weighted average common shares outstanding - basic	63,340,098	62,997,180	63,240,474	52,146,454
Weighted average common shares outstanding - diluted	63,340,098	63,132,990	63,240,474	52,146,454
Dividends declared per common share	$0.0600	$0.0600	$0.2400	$0.3325

(Loss) income attributable to Kite Realty Group Trust common shareholders:
(Loss) income from continuing operations	$(1,162,620)	$665,109	$(8,647,809)	$3,515,875
Discontinued operations	—	(21,832)	—	(5,297,641)
Net loss attributable to Kite Realty Group Trust	$(1,162,620)	$643,277	$(8,647,809)	$(1,781,766)

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Kite Realty Group Trust
Funds From Operations
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Consolidated net (loss) income1	$(859,868)	$906,259	$(9,186,140)	$(1,178,003)
Less dividends on preferred shares	(376,979)	—	(376,979)	—
Less non-cash gain from consolidation of subsidiary, net of noncontrolling interests	—	—	—	(980,926)
Less net income attributable to noncontrolling interests in properties	(20,446)	(137,333)	(117,155)	(879,463)
Add depreciation and amortization of consolidated entities, net of noncontrolling interests	9,069,350	7,908,465	39,756,493	31,601,550
Add depreciation and amortization of unconsolidated entities	28,695	—	194,131	157,623
Funds From Operations of the Operating Partnership2	7,840,752	8,677,391	30,270,350	28,720,781
Less redeemable noncontrolling interests in Funds From Operations	(869,391)	(675,265)	(3,359,076)	(3,848,585)
Funds From Operations allocable to the Company2	$6,971,361	$8,002,126	$26,911,274	$24,872,196

Basic FFO per share of the Operating Partnership	$0.11	$0.12	$0.43	$0.48
Diluted FFO per share of the Operating Partnership	$0.11	$0.12	$0.42	$0.48

Funds From Operations of the Operating Partnership	$7,840,752	$8,677,391	$30,270,350	$28,720,781
Add back: Non-cash loss on impairment of real estate asset	—	—	—	5,384,747
Funds From Operations of the Operating Partnership excluding non-cash loss on impairment of real estate asset	$7,840,752	$8,677,391	$30,270,350	$34,105,528
Basic FFO per share of the Operating Partnership (excluding non-cash loss on impairment of real estate asset)3	$0.11	$0.12	$0.43	$0.57
Diluted FFO per share of the Operating Partnership (excluding non-cash loss on impairment of real estate asset)3	$0.11	$0.12	$0.42	$0.57

Basic weighted average Common Shares outstanding	63,340,098	62,997,180	63,240,474	52,146,454
Diluted weighted average Common Shares outstanding	63,641,410	63,132,990	63,490,597	52,239,335
Basic weighted average Common Shares and Units outstanding	71,199,356	71,038,551	71,166,137	60,194,986
Diluted weighted average Common Shares and Units outstanding	71,500,669	71,174,361	71,416,260	60,287,866

____________________
1	Includes non-cash loss on impairment of real estate asset of $5,384,747 for the twelve months ended December 31, 2009.

2
“Funds From Operations of the Operating Partnership” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

3
The Company believes the supplemental presentation of Funds from Operations of the Operating Partnership excluding the non-cash loss on the impairment of a real estate asset provides useful information to investors regarding its financial condition and results of operations because the measure provides investors with useful comparative information about the recurring operating performance of its core real estate portfolio presented on the same basis as prior periods.  The Company also believes the presentation of this measure provides an investor with the ability to meaningfully assess the operating performance of its portfolio (e.g., an assessment of the amount of revenue and operating expenses a property is experiencing) in a clear and concise manner. Further, the Company believes that this measure allows investors to make a meaningful comparison of its operations compared with its peer real estate investment trusts.